Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED REPORTS THIRD QUARTER FINANCIAL RESULTS

Robbinsville, NJ, November 9, 2004—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its proprietary NexACT® transdermal drug delivery technology, today announced third quarter 2004 results. For the third quarter 2004, the net loss was $4,339,977 or $0.09 per share for the quarter, as compared to $3,181,847, or $0.09 per share for third quarter 2003. The Company recorded $63,457 and $64,552 in revenue during the third quarter of 2004 and 2003, respectively.

Third Quarter 2004 Highlights

NexMed entered into a license, supply and distribution agreement with Schering AG, Germany (FSE: SCH, NYSE: SHR). This agreement provides Schering with exclusive commercialization rights to Alprox-TD® in Europe, Russia, the Middle East, South Africa, Australia and New Zealand. NexMed will retain the intellectual property relating to Alprox-TD® and will manufacture and supply the product to Schering. Under the terms of this partnership, NexMed may receive future milestone payments as well as a share of the revenue through transfer price payments based on the supply of Alprox-TD®. The overall financial terms are intended, depending upon performance levels, to approximate an equal sharing of the value of the product.

NexMed filed an Investigational New Drug (IND) application for NM100060, its proprietary nail lacquer treatment for onychomycosis (nail fungal infection). Onychomycosis is a fungal infection affecting the toenails and/or fingernails, and is one of the most common dermatological diseases, affecting an estimated 35 million Americans. The current market for this therapeutic indication is estimated to be approximately $1 billion worldwide, with two oral medications currently dominating the market.

NexMed also announced that it has received a Notice of allowance for its patent application entitled, “Topical Stabilized Prostaglandin E Compound Dosage Forms.” The patent, when issued, protects Alprox-TD® for use in the treatment for erectile dysfunction (“ED”), and provides U.S. exclusivity to January 2023.

Conference Call
NexMed management will host a conference call today at 10:30 AM ET, November 9, 2004 during which management will review third quarter accomplishments and financial results The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The conference call will also be Webcast live at http://www.vcall.com/CEPage.asp?ID=89683. The replay will be available until November 16, 2004 by dialing 877-660-6853 in the U.S. and outside the U.S. by dialing 201-612-7415. Replay pass codes 1628 and 122467 are both required for playback.

About NexMed, Inc.
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address large unmet medical needs. Its lead NexACT® product under development is the Alprox-TD® cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT ® into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

NexMed Contacts:
Deborah Carty
(609) 208-9688, ext: 159
dcarty@nexmed.com

Media:
Mark Vincent
Euro RSCG Life NRP
(212) 845-4239
mark.Vincent@euroscg.com

Investor Relations:
Janet Dally
Montridge, LLC
(203) 894-8038
jdally@montridgellc.com

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